Exhibit 99.1

News Release

Contacts:	John Pluhowski	Jennifer Ceran
	eBay Inc. Corporate Communications	eBay Inc. Investor Relations
	press@ebay.com	jceran@ebay.com

eBay Inc. Completes Acquisition of GSI Commerce

SAN JOSE, Calif.–June 20, 2011– eBay Inc. (Nasdaq: EBAY) today announced it completed its previously announced acquisition of GSI Commerce, Inc. (Nasdaq: GSIC), a leading provider of ecommerce and interactive marketing services. The stockholders of GSI approved the adoption of the merger agreement with eBay at the special meeting of stockholders held on June 17th and the merger became effective later that day.

In accordance with the terms of the acquisition agreement announced on March 28, 2011, eBay acquired all of the outstanding shares of GSI’s stock for $29.25 per share in cash, or total consideration of approximately $2.4 billion. As previously announced, certain GSI stockholders will be paid a settlement amount equivalent to $0.33 a share related to the settlement of claims filed in Delaware state court, which is separate and distinct from the payment of the $29.25 per-share merger consideration to be paid pursuant to the terms of the merger.

GSI Commerce will operate as a separate business unit led by Chris Saridakis as its newly appointed president. Saridakis will report to eBay Inc. CEO and President John Donahoe.

In addition, eBay completed the divestiture of 100 percent of GSI’s licensed sports merchandise business and 70 percent of ShopRunner and Rue La La to a newly formed holding company led by GSI founder and former CEO Michael Rubin.

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About eBay

Founded in 1995 in San Jose, Calif., eBay Inc. (NASDAQ:EBAY) connects hundreds of millions of buyers and sellers globally on a daily basis through eBay, the world’s largest online marketplace, and PayPal, which enables individuals and businesses to securely, easily and quickly send and receive online payments. We also reach millions through specialized marketplaces such as StubHub, the world’s largest ticket marketplace, and eBay Classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and our global portfolio of online brands, visit www.ebayinc.com.

About GSI Commerce

GSI Commerce® enables ecommerce, multichannel retailing and digital marketing for global enterprises in the U.S. and internationally. GSI’s ecommerce services, which include technology, order management, payment processing, fulfillment and customer care, are available on a modular basis or as part of an integrated solution. GSI’s marketing services are comprised of innovative digital marketing products and services which include database management and segmentation, marketing distribution channels, a global digital agency to drive strategic and creative direction and an advanced advertising analytics and attribution management platform. GSI is headquartered in King of Prussia, Pa. and its international headquarters is located in Barcelona, Spain. More information can be found at gsicommerce.com. GSI is an eBay Inc. (Nasdaq:EBAY) company.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay and its consolidated subsidiaries that are based on the company’s current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding eBay and GSI Commerce. The company’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: the reaction of consumers and GSI Commerce’s customers and competitors; the future growth of GSI Commerce; the possibility that integration following the transaction may be more difficult than expected the after effects of the global economic downturn, changes in political, business and economic conditions, including any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company’s ability to profitably integrate, manage and grow businesses that have been acquired recently or may be acquired in the future; the company’s need to increasingly achieve growth from its existing users, particularly in its more established markets; the company’s ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company’s need and ability to manage other regulatory, tax, IP and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, credit card association-related and other risks specific to PayPal and Bill Me Later, especially as PayPal continues to expand geographically and grow its open platform initiative and as new laws and regulations related to financial services companies come into effect; the company’s ability to upgrade and develop its systems, infrastructure and customer service capabilities at reasonable cost; and the company’s ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s Investor Relations web site at http://investor.ebayinc.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.